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Exhibit 12
STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES - REAL ESTATE TRUST ONLY

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                                      For the Six                     For the Twelve Months Ended September 30
                                     Months Ended
(Dollars in thousands)                 March 31,
                                         2003            2002            2001            2000            1999            1998
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
FIXED CHARGES:
Interest and debt expense            $     25,394    $     51,061    $     51,203    $     47,149    $     40,546    $     43,025
Ground rent                                    --              --              --              --              --              69
                                     --------------------------------------------------------------------------------------------
   Total fixed charges for ratio     $     25,394    $     51,061    $     51,203    $     47,149    $     40,546    $     43,094
                                     ============================================================================================
EARNINGS:
Operating income (loss)              $    (12,792)   $    (19,548)   $       (667)   $     (4,341)   $    (10,687)   $    (18,733)
Equity in earnings of
 unconsolidated entities                   (4,184)         (9,057)         (7,402)         (7,291)         (4,964)         (1,642)
Distributions from unconsolidated
 entities                                   5,995          11,496          10,814          10,297           9,513           8,581
Capitalized interest                           --            (287)           (569)         (1,175)           (961)           (208)
                                     --------------------------------------------------------------------------------------------
                                          (10,981)        (17,396)          2,176          (2,510)         (7,099)        (12,002)
Total fixed charges for ratio              25,394          51,061          51,203          47,149          40,546          43,094
                                     --------------------------------------------------------------------------------------------
   Total earnings for ratio          $     14,413    $     33,665    $     53,379    $     44,639    $     33,447    $     31,092
                                     ============================================================================================
RATIO OF EARNINGS TO FIXED CHARGES    Less than 1     Less than 1           1.0 x     Less than 1     Less than 1     Less than 1
                                     ============================================================================================
Excess (deficiency) of available
 earnings to fixed charges           $    (10,981)   $    (17,396)   $      2,176    $     (2,510)   $     (7,099)   $    (12,002)
                                     ============================================================================================

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